UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) – October 4, 2005

TXU CORP.

(Exact name of registrant as specified in its charter)

TEXAS	1-12833	75-2669310
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201

(Address of principal executive offices, including zip code)

Registrants’ telephone number, including area code – (214) 812-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.    OTHER EVENTS.

On January 27, 2005, TXU Corp. (“the Company”) announced a comprehensive settlement agreement resolving potential claims relating to TXU Europe Ltd. and its affiliates and major creditor groups (the “Europe Agreement”), providing for a one-time payment by the Company to TXU Europe Ltd. of approximately $220 million to be distributed to creditors. The settlement is contingent upon satisfaction of certain conditions including, among others, creditors’ approval and the formal delivery to the Company of releases from existing or potential claims. As of October 4, 2005, all of the conditions giving rise to the obligations of the Company under the Europe Agreement have been satisfied. The Company will pay the amount owed under the Europe Agreement by October 13, 2005.

The payment will be sourced from cash from operations which will be subsequently offset by any insurance proceeds the Company is able to collect from its insurance carriers. The Company has not yet received any commitments from its insurance carriers.

The foregoing description of the Europe Agreement is qualified in its entirety by reference to the full text thereof filed as Exhibit 10(xx) to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2005.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

TXU CORP.

By:	/s/ Stan J. Szlauderbach
Name:	Stan J. Szlauderbach
Title:	Senior Vice President and Controller

Dated: October 7, 2005

3